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                                                                   EXHIBIT 24.1


                          SUBSTITUTE POWER OF ATTORNEY


Pursuant to the authority appointed to me in that Power of Attorney granted September 14, 1999, by certain directors and officers of Chicago Bridge & Iron Company N.V. contained in the Registration Statement on Form S-8 (SEC File No. 333-87081) dated September 14, 1999 (the "Registration Statement"), each of Gerald M. Glenn and Richard E. Goodrich as substitute attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign and file with the Securities and Exchange Commission any amendment to the Registration Statement. By their signatures as attorneys-in-fact to any such amendment, Gerald M. Glenn and Richard E. Goodrich agree to assume from the undersigned any and all duties and responsibilities attendant to such capacity.


By:      Timothy J. Wiggins
         Attorney-in-Fact